Exhibit 10.3
CATALYST VENTURES, INC.
CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (The "Agreement") is effective as of this 9st day of  November, 2009 by and between KENNETH STEPHEN GREEN ("Employee" or “Executive”) and CATALYST GROUP HOLDINGS INCORPORATED. a Delaware corporation (the "Corporation").

Recitals

The board of directors of the Corporation (the “Board”) believes it is in the best interests of the Corporation to provide Executive with compensation arrangements and equity benefits upon a Change of Control (defined below), that are intended to provide Executive with enhanced financial security, are competitive with those of other corporations, and provide sufficient incentive to Executive to remain at the Corporation as an employee through a Change of Control.

In consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.            Change of Control: Severance Benefits. Subject to the terms of this Agreement, if Executive's employment with Corporation terminates at any time, then the following shall apply:

(a)           Voluntary Resignation: Termination For Cause. If Employee's
employment terminates in a voluntary resignation (and not an Involuntary Termination), or if the Employee is terminated for Cause, or if Employee voluntarily accepts a position below the level of vice president, then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may be available under the Corporation's severance and benefits plans and policies then existing at the time of such termination. For the avoidance of doubt, nothing in this Agreement shall affect Executive’s right to retire pursuant to his employment agreement and/or Executive’s right to receive retirement benefits.

(b)            Involuntary Termination. If the Employee suffers an Involuntary
Termination (as defined below), then the Employee shall be entitled to receive:

(i) for the thirty six (36) months following Employee’s termination, Employee’s Base Compensation (defined below) in effect at the date of such termination, which shall not be less than the Base Compensation to which Employee was entitled on the date that is sixty (60) days prior to Employee’s termination; and

(ii) reimbursements from the Corporation for the same level of health coverage and benefits as in effect at the date of Employee’s termination; provided, however, that (A) Employee is a Qualified Beneficiary as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)); and (B) Employee elects Continuation Coverage pursuant to and as defined in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Corporation shall continue to reimburse Employee for Continuation Coverage for the duration of Executive’s life.

(iii)  all of Executive’s retirement rights and benefits that Employee shall be entitled to receive pursuant to Executive’s employment agreement with the Company (as if Executive had retired).

(iv) the immediate vesting of all unvested shares that Executive has been issued, if not already vested.

(c)            Disability; Death. If Employee’s employment with the Corporation terminates due to the Employee’s Disability (defined below) or death, such termination shall be treated as if it were a voluntary termination and severance and other benefits shall not be provided in accordance with paragraph (b) above.

2.           Current Stock Ownership.  Nothing in this Agreement shall effect Executive rights and holding to the 30 million shares or any other shares of Company stock that Executive may have at the time of termination. Executive shall continue to hold said shares.

3.            Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. "Base Compensation" shall mean the base salary the
Corporation pays Employee for his services immediately prior to Employee’s termination.

(b) Change of Control. "Change of Control shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Kenneth Stephen Green is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Corporation representing fifty One Percent (51%) or more of the total voting power represented by the Corporation’ s then outstanding voting securities;

(ii) the removal of Executive from his position as Chairman of the Board or Chief Strategist and/or the addition of other members to the board which results in Executive and/or the directors appointed by Executive pursuant to his employment agreement being able to cast less than 75% of the votes on the board.

(iii)  the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding capital stock of the Corporation pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Corporation);

(iv) the consummation of a merger, consolidation or other reorganization of the Corporation (other than a reincorporation), if after giving effect to such merger, consolidation or other reorganization of the Corporation, the stockholders of the Corporation who existed immediately prior to such merger, consolidation or other reorganization, own, directly or indirectly, less than fifty percent (50%) of the voting power of the surviving or resulting entity;

(v) the sale of all or substantially all the assets of the Corporation to a third party who is not an affiliate of the corporation; or

(vi)  the dissolution of the corporation pursuant to action validly taken by the stockholders of the corporation in accordance with applicable state law.

(vii)  Involuntary Termination.

(c)           Involuntary Termination. Involuntary Termination shall be deemed to occur if Employee is terminated by the Corporation for any reason other than for Cause or Disability (as those terms are defined herein), or if Employee resigns from the Corporation within three (3) months of any of the following events:  (i) (A) a reduction of Employee’s duties and/or responsibilities without Employee’s express written consent or (B) the removal of Employee from certain positions in the Corporation without Employee’s express written consent, either of which results in a material diminution in Employee’s position or responsibilities with the Corporation that are in effect immediately prior to such assignment, reduction or removal; (ii) a material reduction (five percent (5%) or greater) by the Corporation in the Base Compensation of  Employee as in effect immediately prior to such reduction (without Employee’s express written consent) that is not pro rata with reductions in the compensation of all other executives in the Corporation; or (iii) the relocation of Employee, without Employee’s express written consent, to a facility or a location more than forty-five (45) miles from Employee’s then present residence and the Corporation’s facility at which Employee was working immediately prior to such relocation.

(d)           Cause.   “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Corporation, including Employee’s refusal to comply in any material respect with the legal directives of the Board, or any higher-ranking member, if any, of the Corporation’s management (provided that such directives do not amount to an Involuntary Termination), and such refusal to comply is not remedied within thirty (30) working days after written notice from the Corporation, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (ii) material and willful violation of any federal or state law by Employee that has resulted or is likely to result in substantial and material damage to the Corporation; (iii) commission of any act of fraud by Employee with respect to the Corporation; (iv) Employee’s conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Corporation; or (v) a material, non-curable breach by Employee of the provisions of Employee’s agreements with the Corporation, in each case as determined in good faith by the board of directors of the Corporation.

(e)            Disability.  “Disability” shall mean the termination of Employee by the Corporation if, as a result of physical or mental illness or incapacity as reasonably determined by the Board, Employee is unable to or fails to perform his full-time duties with the Corporation (i) for a period of three (3) consecutive months, (ii) for an aggregated period of six (6) months in any twelve (12) month period, or (iii) at such time as Employee submits professional medical evidence that he has a physical or mental illness or incapacity that will likely prevent him from returning to the performance of his work duties for six (6) months or longer.  Termination by the Corporation of Employee’s employment for “Disability” shall mean termination pursuant to this Section 3(e).

(f)           Disinterested Board. " Disinterested Board” shall mean the Board exclusive of those members of the Board, if any, who are parties to agreements or arrangements identical to or substantially similar to this Agreement.

4.           At-Will Employment. Both the Corporation and Executive may terminate the employment relationship at any time with or without cause provided that ninety (90) days prior written notice has been given by the party seeking to exercise termintation, subject to the provisions of Executive’s Change of Control Agreement and Deferred Compensation Agreement.  On termination of Employee’s employment with the Corporation, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, Employee’s other agreements with the Corporation or as may otherwise be available in accordance with the Corporation’ s established employee plans and policies at the time of termination

5.           Term, Amendment and Termination.

(a)           Term. Subject to subsection (b) below, the terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

(b)           Amendment and Termination. This Agreement may be amended in any respect or terminated by both Employee and the Corporation, following a unanimous resolution of the Board accepting the proposed amendment and an agreement by the Employee.

6.           Notice.

(a)           General. Notices and all other communications contemplated by this
Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U .S. registered or certified mail, return receipt requested and postage prepaid or when mailed overnight delivery via Federal Express.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Notice of Termination. Any termination by the Corporation for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination of the other party hereto given in accordance with Section 7(a) above. Such notice shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance that contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder .

7.           Miscellaneous Provisions.

(a)           No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)           Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Corporation (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement. No agreements, representations or understandings
(whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d)           Choice of Law.  The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California without giving effect to its conflict of laws provisions. Each party hereby submits to the jurisdiction of the appropriate state or federal courts in Clark County, Nevada and all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of Clark County, Nevada, and the parties consent to the personal and exclusive jurisdiction and venue of such County.

(e)           Severability ..The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)           Withholding Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(g)           Successors and Assigns
.  Except as otherwise provided herein, the terms and conditions [inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns the rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(h)           Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(i)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

CORPORATION:	EMPLOYEE:
Kenneth Stephen Green

/s/ Kenneth Green	/s/ Kenneth Green
Signature	Signature

Name: Kenneth Stephen Green	Name: Kenneth Stephen Green
Title: Chairman and Chief of Corporate Development	As an individual
Date: 11/6/09	Date: 11/6/09